Exhibit 10.58
BANK OF AMERICA, N.A.
100 Federal Street
Boston, Massachusetts 02110
As of November 9, 2007
Dover Saddlery, Inc.
525 Great Road
Littleton, MA 01460
Attention: Stephen L. Day, President

Re:	Waiver and Amendment to Loan Agreement Dover Saddlery, Inc. Financing Arrangements

Dear Stephen:
     We refer to the Amended and Restated Loan Agreement dated as of December 11, 2003 (as amended, the “Loan Agreement”) between Dover Saddlery, Inc. and Bank of America, N.A. (successor by merger to Fleet National Bank). Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Loan Agreement.
     You have informed us that the Borrower has failed to comply with and observe the covenants contained in Sections 5.17, 5.18, and 5.20 of the Loan Agreement with respect to its fiscal quarter ended September 30, 2007, which such failure constitutes separate “Events of Default” under Section 6.1(ii)(x) of the Loan Agreement.
     You have requested on behalf of the Borrower that the Bank waive the foregoing Events of Default under the Loan Agreement and that the Bank agree to the amendment to the Loan Agreement described below. Subject to the conditions specified below, this letter will confirm the following:
     1. Amendment. The definition of “Maturity Date” in section 1.1 of the Loan Agreement is amended in its entirety to read as follows (and the third paragraph of the Amended and Restated Revolving Credit Note is amended accordingly):
“Maturity Date” means October 31, 2008.

     2. Waiver. The Bank is willing to waive the breach by the Borrower of the covenants contained in Sections 5.17, 5.18, and 5.20 of the Loan Agreement insofar as (and only to the limited extent that) any such breach has occurred with respect to the fiscal quarter of the Borrower ended September 30, 2007.
     The effectiveness of the foregoing waiver and amendment are conditioned upon the following: (i) the Borrower’s agreement (by countersigning this Amendment and Waiver) that it shall not enter into any new store leases or lease commitments without the prior written consent of the Bank in its sole discretion, (ii) the Borrower shall have paid the Bank a waiver fee in the amount of $10,000, and (iii) the Bank’s receipt of signed commitment letters providing for the refinancing and repayment in full of the Obligations and of the Patriot Capital Subordinated Debt, which are confidential and shall not be disclosed to third parties except as required by law or any governmental authority.
     The waiver contained herein is a one-time waiver only, and does not constitute a waiver of (i) any other breach of the Loan Agreement, whether existing prior to, on or arising after September 30, 2007 including without limitation, any breach arising after such date of the same type or nature, or (ii) any of the Bank’s rights and remedies with respect to such other or subsequent Defaults or Events of Default.
     The Borrower hereby confirms, by its acceptance hereof, that the Loan Agreement remains in full force and effect.

Very truly yours, BANK OF AMERICA, N.A. (successor by merger to Fleet National Bank)
By:	/s/ John F. Lynch
Title: Senior Vice President

ACCEPTED AND AGREED TO: DOVER SADDLERY, INC. (a Massachusetts corporation)
By:	/s/ Stephen L. Day
Title: President and CEO

CONSENT OF GUARANTORS
     Each of DOVER SADDLERY, INC., a Delaware corporation and SMITH BROTHERS, INC. (collectively, the “Guarantors”) has guaranteed the Obligations of the Borrower under (and as defined in) the Loan Agreement. By executing this consent, each Guarantor hereby absolutely and unconditionally reaffirms to the Bank that such Guarantor’s Guaranty remains in full force and effect. In addition, each Guarantor hereby acknowledges and agrees to the terms and conditions of this Waiver and Amendment.

DOVER SADDLERY, INC.
By:	/s/ Michael W. Bruns
Title: Chief Financial Officer

SMITH BROTHERS, INC.
By:	/s/ Stephen L. Day
Title: Director